EXHIBIT 99.1

Contact:	Bill Lackey	FOR IMMEDIATE RELEASE
	Director, Investor Relations	Moved On PR Newswire
	Corporate	August 5, 2008
310.615.1700
blackey3@csc.com

Mike Dickerson
Director, Media Relations
Corporate
310.615.1647
mdickers@csc.com

CSC REPORTS RECORD Q1 REVENUE AND OPERATING INCOME

Solid Gains Recorded in All Three Lines of Business with Balanced Performance Across All Verticals and Geographies

          FALLS CHURCH, Va., Aug. 5 -- CSC (NYSE: CSC) today reported revenues of $4.44 billion for the fiscal 2009 first quarter, up 15.6% year over year, and earnings per share for the quarter of 79 cents (diluted), an increase of 29.5% year over year.

Summary first quarter results include:

• Total revenues of $4.44 billion;
• Operating income of $281.9 million, up 12%;
• Net income of $120.6 million, or 79 cents per share (diluted);
• Record total new business awards and orders of $5.4 billion;
• Double-digit revenue growth in Business Solutions & Services and Global Outsourcing Services.

          Net income for the first quarter was $120.6 million, or 79 cents per share (diluted), compared to last year’s first quarter earnings per share of 61 cents.  Last year’s earnings per share included special items of approximately 19 cents related to restructuring and an executive retirement agreement.  All revenues, costs and operating income reflect the impact of acquisitions, currency and the fact that fiscal 2009 is a 53-week year with the extra week included in the first quarter.

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CSC - Page 2	August 5, 2008

Business Unit Performance

          As outlined on June 5, 2008, at CSC’s Investor Day presentation, CSC is now disclosing revenues by the company’s three primary lines of business: Business Solutions and Services (BS&S), Global Outsourcing Services (GOS) and North American Public Sector (NPS). This change better reflects the company’s organization under CSC’s multi-year strategic initiative and provides enhanced visibility into the company’s progress toward achieving its goals of improving revenue growth, operating margin and ROIC.

          CSC’s 15.6% (approximately 12% in constant currency) quarterly revenue gain was led by BS&S, which grew in excess of 39% (31% in constant currency) and recorded $1.18 billion in revenues compared to $848.1 million in the year-ago quarter.  GOS posted a solid first quarter revenue total of $1.79 billion, up 12.3% (approximately 8% in constant currency) compared with $1.59 billion last year.

          For the first quarter, NPS revenue increased 5.1% to $1.49 billion from $1.42 billion for last year’s first quarter.  Revenue derived from DoD-related business was $1.02 billion, up 8.1% from last year’s $943.4 million.  Civil agency activities generated revenue of $426.0 million, down from $440.5 million last year.  NPS other segment revenue was $46.4 million, compared to $36.1 million in last year’s first quarter.   The pipeline of qualified projects continues to grow and now stands at $43 billion, of which nearly $20 billion is scheduled for award during the remainder of fiscal 2009.

          The company’s revenue by industry group also demonstrated solid growth performance.  Five of the six vertical industries reported double-digit revenue gains compared with the year-ago quarter, including Financial Services; Manufacturing; Technology and Consumer; Healthcare; and Chemical, Energy and Natural Resources.  Four of the industry groups delivered quarterly revenue of over $500 million.

          From a geographic perspective, all four primary regions served by CSC demonstrated double-digit revenue growth.  The Americas reported revenue of $2.72 billion, up 14.1%; EMEA delivered revenue of $1.28 billion, up 16.8%; Australia’s revenue was $273 million, up 23.1%; and Asia reported revenue of $164 million, up 27.8%.

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CSC - Page 3	August 5, 2008

          Announced new business awards and orders for the first quarter were approximately $5.4 billion.  These awards and orders were comprised of $2.9 billion from GOS, $1.2 billion from NPS and $1.2 billion for BS&S.

          “We are very pleased with our new business activity, earnings and revenue growth for the first quarter,” said CSC Chairman, President and Chief Executive Officer Michael W. Laphen. “Our first quarter performance clearly demonstrates we are making good progress toward our annual financial goals, including free cash flow, which is on plan, and we expect to continue to move forward in achieving our strategic target of diversifying our portfolio.  As a result of our portfolio diversification efforts, we achieved a better business balance at the end of the first quarter with Business Solutions and Services up to 27% of our revenue, North American Public Sector at 33% and Global Outsourcing Services at 40%.  Additionally, we anticipate future improvements in our growth, profitability and cash flow due to this improving mix, enabling us to continue our expansion of integrated offerings across selected global markets and industries.”

Guidance

          For the second quarter, ending Oct. 3, 2008, CSC anticipates revenue to be in the range of $4.25 billion to $4.35 billion, an increase of 6% to 8% year over year.  Earnings per share for the second quarter are expected to be in the range of 70 cents to 80 cents.

          For the full fiscal year 2009, CSC continues to expect revenue growth, excluding any fiscal year 2009 acquisitions, to be in the 6% to 8% range and earnings per share to be in the $4.20 to $4.40 range, an increase of 9% to 15% year over year. Free cash flow for fiscal year 2009 is expected to be approximately 80% to 90% of net income.

          As announced in the company’s press release dated July 14, 2008, a teleconference will be held today at 5:00 p.m. EDT to discuss first quarter results.  This teleconference can be accessed from the CSC Web site at www.csc.com/investorrelations, in a listen-only mode, and slides will also be available at this site immediately prior to the call.

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CSC - Page 4	August 5, 2008

About CSC

          CSC is a global leader in providing technology-enabled solutions and services through three primary lines of business. These include Business Solutions & Services, Global Outsourcing Services and the North American Public Sector. CSC’s advanced capabilities include systems design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting. Headquartered in Falls Church, Va., CSC has approximately 90,000 employees and reported revenue of $17.1 billion for the 12 months ended July 4, 2008. For more information, visit the company’s Web site at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control.  These factors could cause actual results to differ materially from such forward-looking statements.  For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended March 28, 2008.  The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

Note to Analysts and Editors: Please see attached tables.

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CSC - Page 5		August 5, 2008

Revenues by Segment
(preliminary and unaudited)

	First Quarter Ended
	July 4,	June 29,	% of Total
(In millions)	2008	2007	Fiscal 2009	Fiscal 2008

BS&S – Consulting	$541.9	$404.2	12%	11%
BS&S – Financial Services & Solutions	262.4	250.8	6	7
BS&S – Other	376.3	193.1	9	4
Business Services & Solutions	1,180.6	848.1	27	22

Global Outsourcing Services	1,790.6	1,594.6	40	42

Department of Defense	1,020.3	943.4	23	25
Civil Agencies	426.0	440.5	10	11
Other (1)	46.4	36.1	1	1
North American Public Sector	1,492.7	1,420.0	34	37

Corporate	4.5	4.6

Subtotal	4,468.4	3,867.3	101	101

Eliminations	(31.3)	(29.4)	(1)	(1)

Total Revenue	$4,437.1	$3,837.9	100%	100%

(1)	Other revenues consist of state, local and foreign government as well as commercial contracts performed by the North American reporting segment.

CSC - Page 6	August 5, 2008

Consolidated Statements of Income
(preliminary and unaudited)

	First Quarter Ended
(In millions except per-share amounts)	July 4, 2008	June 29, 2007
Revenues	$4,437.1	$3,837.9

Costs of services (excludes depreciation and amortization)	3,601.3	3,098.1
Selling, general and administrative	277.5	240.6
Depreciation and amortization	317.2	279.0
Interest expense	63.9	29.2
Interest income	(9.5)	(9.5)
Special items		49.0
Other expense (income)	13.3	(18.2)

Total costs and expenses	4,263.7	3,668.2

Income before taxes	173.4	169.7
Taxes on income	52.8	61.6

Net income	$120.6	$108.1

Basic	$0.80	$0.62

Diluted	$0.79	$0.61

Average common shares outstanding for:
Basic EPS	151.187	173.876
Diluted EPS	153.223	177.445

Operating income	$281.9	$251.4

CSC - Page 7	August 5, 2008

Selected Balance Sheet Data
(preliminary and unaudited)

(In millions)	July 4, 2008	March 28, 2008
Assets
Cash and cash equivalents	$615.6	$698.9
Receivables, net of allowance for doubtful accounts	4,441.2	4,459.8
Prepaid expenses and other current assets	1,953.4	1,764.5
Property and equipment, net	2,759.5	2,764.6
Outsourcing contract costs, net	872.1	925.4
Software, net	524.2	527.4
Goodwill	4,022.5	3,975.2
Other assets	639.7	659.0

Liabilities
Short-term debt and current maturities of long-term debt	$1,142.3	$838.4
Accounts payable	605.1	798.1
Accrued payroll and related costs	935.1	926.6
Other accrued expenses	1,452.9	1,638.7
Deferred revenue	1,031.3	1,078.5
Long-term debt, net	2,665.6	2,635.3
Other long-term liabilities	816.5	851.8
Stockholders' equity	5,603.6	5,461.8

CSC - Page 8	August 5, 2008

Consolidated Statements of Cash Flows
(preliminary and unaudited)

	Three Months Ended
(In millions)	July 4, 2008	June 29, 2007

Cash flows from operating activities:
Net income	$120.6	$108.1
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization and other non-cash charges	375.3	303.6
Loss/(gain) on dispositions	1.3	(2.5)
Changes in operating assets and liabilities, net of effects of acquisitions:
Increase in assets	(114.5)	(308.1)
Decrease in liabilities	(438.7)	(506.8)

Net cash used in operating activities	(56.0)	(405.7)

Investing activities:
Purchases of property and equipment	(195.0)	(190.0)
Acquisitions, net of cash acquired	(62.4)
Outsourcing contracts	(29.5)	(35.8)
Software	(42.8)	(33.4)
Other investing cash flows	1.2	15.5

Net cash used in investing activities	(328.5)	(243.7)

Financing activities:
Net borrowing of commercial paper	417.1
Borrowings under lines of credit	237.8	56.2
Repayment of borrowings under lines of credit	(52.0)	(63.1)
Principal payments on long-term debt	(308.2)	(11.4)
Proceeds from debt issuance		1,391.3
Proceeds from stock options, and other common stock transactions	6.0	45.0
Excess tax benefit from stock-based compensation	1.0	5.0
Repurchase of common stock, net of settlement	(2.9)	(4.4)
Other financing activities, net		0.2

Net cash provided by financing activities	298.8	1,418.8

Effect of exchange rate changes on cash and cash equivalents	2.4	9.9

Net (decrease) increase in cash and cash equivalents	(83.3)	779.3
Cash and cash equivalents at beginning of year	698.9	1,050.1

Cash and cash equivalents at end of period	$615.6	$1,829.4

CSC - Page 9	August 5, 2008

Non-GAAP Financial Measures

The following tables reconcile operating income and free cash flow to the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).  CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company’s financial condition and results of operations as they provide another measure of the Company’s profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.  Management uses operating income to evaluate business unit financial performance and it is one of the measures used in assessing management performance.  One of the limitations associated with the use of operating income (as compared to reported earnings) is that it does not reflect the complete financial results of the Company.  CSC compensates for these limitations by providing a reconciliation between operating income and reported earnings.

GAAP Reconciliations
(In millions)

Operating Income (preliminary and unaudited)	First Quarter Ended
	July 4, 2008	June 29,2007
Operating income	$281.9	$251.4
Minority interest expense	(4.6)	(3.2)
Equity earnings	5.5	4.5
Corporate G&A	(41.7)	(32.5)
Interest expense	(63.9)	(29.2)
Interest income	9.5	9.5
Special items		(49.0)
Other (expense) income	(13.3)	18.2
Income before taxes	173.4	169.7
Taxes on income	52.8	61.6
Net income	$120.6	$108.1

Free Cash Flow (preliminary and unaudited)	First Quarter Ended
	July 4, 2008	June 29,2007
Free cash flow	$(329.1)	$(660.8)
Net cash used in investing activities	328.5	243.7
Acquisitions, net of cash acquired	(62.4)
Capital lease payments	7.0	11.4
Net cash provided by operating activities	$(56.0)	$(405.7)

Note:	Capital lease payments and proceeds from the sale of property and equipment (included in investing activities) are included in the calculation of free cash flow.

CSC - Page 10	August 5, 2008

Earnings per Share Reconciliation (preliminary and unaudited)

The following table is presented to illustrate the impact of the special items on earnings per share.  The earnings per share amounts presented below include non-GAAP measures.  This table should be read in conjunction with the Consolidated Statements of Income within this release on which the GAAP earnings per share measures are presented.  Earnings per share before special items provides a basis for comparing current operating performance to past and future operating performance.  CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers.  Management uses earnings before special items to evaluate business unit financial performance and it is one of the measures used in assessing management performance.  One of the limitations associated with the use of earnings before special items (as compared to reported earnings) is that it does not reflect the complete financial results of the Company.  CSC compensates for these limitations by providing a reconciliation between earnings before special items and reported earnings.

	First Quarter Ended
	July 4, 2008		June 29, 2007
	Amount	EPS (diluted)	Amount	EPS (diluted)
Net income and EPS (diluted), as reported	$120.6	$0.79	$108.1	$0.61

Income from total operations	120.6	0.79	108.1	0.61
Add back: Special items			33.4	0.19
Income from continuing operations before special items	$120.6	$0.79	$141.5	$0.80

Average common shares outstanding for diluted EPS		153.223		177.445